Exhibit 10.20

ADDENDUM TO EMPLOYMENT AGREEMENT

THE UNDERSIGNED:

The limited liability company CERUS EUROPE B.V, having its corporate seat in Leusden, The Netherlands, with office address at Stationsstraat 79-d, 3811 MH Amersfoort, the Netherlands, duly represented by its Managing Director, Mr. C.J.R. Glassell (‘Cerus Europe’);

AND

Mr. C.J. HOGEBOOM, residing at [Home Address Omitted] (‘Mr. Hogeboom’);

Cerus Europe and Mr. Hogeboom may be referred to hereinafter individually as a ‘Party’ and jointly as the ‘Parties’;

WHEREAS:

a.	Mr. Hogeboom entered into the service of Cerus Europe on March 8, 2006 and lastly fulfilled the position of Managing Director;

b.	Mr. Hogeboom has been appointed as managing director under the articles of association of Cerus Europe (“statutair bestuurder”) on 23 March 2006;

c.	Mr. Hogeboom resigned per 17 February 2011 from his statutory position as Managing Director of Cerus Europe. Cerus Corporation, as sole shareholder of Cerus Europe, accepted the resignation of Mr. Hogeboom and granted him an honourable discharge as managing director of Cerus Europe per the resignation date;

d.	Parties agree to preserve all rights contained in Mr. Hogeboom’s existing employment arrangement. Parties subsequently will continue the employment agreement under the same conditions of employment (as included in the employment contract dated March 6, 2006, and the amendments as inserted in the letter of December 11, 2009, attached to this Addendum as Annex 1), but with the sole exception of Mr. Hogeboom’s position, which will be called “Titular Director” (in Dutch: “Algemeen Directeur”).

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HAVE AGREED AS FOLLOWS:

1	The employment relationship between parties will continue after 17 February 2011 and Mr. Hogeboom will fulfil the position of “Titular Director” (in Dutch: “Algemeen Directeur”). Within the group Cerus Europe belongs to, this position may also be named: “General Manager”.

2	The employment conditions as included in the employment contract dated March 6, 2006, and the amendments as inserted in the letter of December 11, 2009, will remain in full force with the sole exception of Mr. Hogeboom’s position.

3	During the employment agreement between parties and for a period of 12 months after the termination of the employment, Mr. Hogeboom shall not, without prior written permission from Cerus Europe, undertake and/or be engaged in any activities that in any way or any form whatsoever within the Netherlands, whether in his own name, or by means of and/or in collaboration with or in the employ or other natural or legal persons which are the same as or similar to the activities of Cerus Europe or the enterprises affiliated with Cerus Europe. This includes acquiring or owning shares or depository receipts for shares, whether or not in his own name, in enterprises affiliated with Cerus Europe, excluding shares officially listed on a stock exchange not to exceed 1% of the issued shares of such enterprises.

During the employment agreement, including any notice periods and for a period of twelve (12) months after the termination thereof, Mr. Hogeboom shall refrain, without Cerus Europe’s prior written consent, from soliciting the employment of or employ any of Cerus Europe staff and shall refrain any form of business contact with customers and other business relations of Cerus Europe or enterprises affiliated with Cerus Europe, even if the initiative for this business contact comes from these customers and relations.

Mr. Hogeboom shall however be free to develop any business during the twelve (12) months after termination as long as the business does not compete with and is not in a similar field of any of the business that Cerus Europe and/or enterprise affiliated to Cerus Europe conducts.

This non-competition clause will apply to the following companies: Caridian BCT, Maco- Pharma, Octopharma and Grifols.

In consideration for the non-competition and non-solicitation obligations under this Clause (Clause 3), Cerus Europe will pay Mr. Hogeboom twelve (12) months of gross salary; provided that, if Cerus Europe determines at its discretion to shorten the period of the noncompetition and non-solicitation obligations, then Cerus Europe shall only be required to pay Mr. Hogeboom one month’s gross salary per month of such restriction.

3	To the extent permitted by law, Parties waive the rights under Articles 6;265 to 6:272 inclusive of the Dutch Civil Code to rescind (ontbinden), or demand in legal

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5	This Agreement constitutes a settlement agreement (vaststellingsovereenkomst) in accordance with article 7:900 Civil Code (BW).

6	This Addendum is governed by Dutch law. Any dispute in connection with this Addendum shall finaly be settled before the competent court of Amsterdam, the Netherlands.

Drawn up in two originals and signed on 17 February 2011, each Party acknowledging having received one signed copy of this Addendum.

For Cerus Europe B.V.

/s/ Mr. C.J.R. Glassell	/s/ Mr. Hogeboom
Mr. C.J.R. Glassell	Mr. Hogeboom

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